Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Minden Bancorp, Inc.

We consent to the incorporation by reference in the Registration Statement of Minden Bancorp, Inc. on Form S-8 (Registration Nos. 333-171740) of our report dated March13, 2012, relating to the consolidated financial statements of Minden Bancorp, Inc., which appears in this Annual Report on Form 10-K.

/s/ Heard, McElroy & Vestal, LLP

Shreveport, Louisiana

March 30, 2012